Exhibit 3.3

REIT MANAGEMENT & RESEARCH INC.

ARTICLES OF AMENDMENT

Reit Management & Research Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article I of the Articles of Amendment and Restatement of the Corporation (the “Charter”) is hereby deleted in its entirety and replaced with the following:

“Section 1.01  Name.  The name of the corporation (the “Corporation”) is:

The RMR Group Inc.”

SECOND:  These Articles of Amendment to the Charter of the Corporation were duly adopted as of the date hereof, by the unanimous written consent of the board of directors of the Corporation, pursuant to Section 2-408(c) of the Corporations and Associations Article of the Annotated Code of Maryland.

THIRD:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned acknowledges that to the best of the undersigned’s knowledge, information and belief, these matters and facts are true in all material respects and that that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Second Amendment to be signed in its name and on its behalf by its Managing Director, President and Chief Executive Officer and attested to by its Secretary on this 11th day of September, 2015.

ATTEST:	REIT MANAGEMENT & RESEARCH INC.

/s/ Jennifer B. Clark	By:	/s/ Adam D. Portnoy	(SEAL)
Jennifer B. Clark, Secretary		Adam D. Portnoy, Managing Director,
President and Chief Executive Officer